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                                                                     Exhibit 5.1

                                February 21, 2002

PeoplePC Inc.
100 Pine Street, Suite 1100
San Francisco, CA 94111

              Re: Registration Statement on Form S-8
              --------------------------------------

Ladies and Gentlemen:

              We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 21, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 2000 Stock Plan (as to 130,279,098 shares) (the "Plan" and the "Shares" as appropriate). As legal counsel for PeoplePC Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

              It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

              We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation

                                             /s/  WILSON SONSINI GOODRICH &
                                                  ROSATI, P.C.